     As filed with the Securities and Exchange Commission on July 28, 1997
                                               Securities Act File No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                          DIGITAL VIDEO SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)
            Delaware                                         77-0333728
 (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                         Identification No.)

                               2710 Walsh Avenue
                         Santa Clara, California 95051
                                (408) 748-2100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                        Thomas R. Parkinson, President
                          Digital Video Systems, Inc.
                               2710 Walsh Avenue
                         Santa Clara, California 95051
                                (408) 748-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                          Sanford J. Hillsberg, Esq.
                     Troy & Gould Professional Corporation
                      1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                (310) 553-4441
         Approximate date of commencement of proposed sale to public:
    From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                               Proposed Maximum        Proposed
                                              Amount to Be    Offering Price Per        Maximum             Amount of
Title of each class of securities to be        Registered          Share (1)           Aggregate        Registration Fee
registered                                                                          Offering Price(1)
-----------------------------------------------------------------------------------------------------------------------

Common Stock ($.0001 par value)...........   491,253 shares         $3.125            $1,535,166              $465
=======================================================================================================================

(1) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per share of Common Stock, as reported on the Nasdaq National Market, on July 24, 1997.
                              ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated July 28, 1997
PROSPECTUS

                          DIGITAL VIDEO SYSTEMS, INC.


                        491,253 SHARES OF COMMON STOCK

     This Prospectus relates to the offer by the securityholders named herein ("Selling Securityholders") for sale from time to time of 491,253 shares of Common Stock, $.0001 par value (the "Common Stock") of Digital Video Systems, Inc. (the "Company"). The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

     Pursuant to that certain Agreement and Plan of Merger dated as of October 17, 1996 by and among the Company, Digital Video Acquisition Co., ViComp Technology, Inc. ("ViComp"), and the shareholders of ViComp listed on Exhibit A thereto, the Company acquired ViComp (the "ViComp Acquisition") for a combination of cash and the Company's common stock. The sale of the shares covered by this Prospectus by the Selling Securityholders has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to registration rights granted in connection with the issuance of these shares to the Selling Securityholders in the ViComp Acquisition.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "DVID." The closing price of the Common Stock reported on the Nasdaq National Market on July 24, 1997 was $3.125 per share.

     The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this offering. See "Plan of Distribution."

                           __________________________

                     THE SECURITIES OFFERED HEREBY INVOLVE
                 A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON
                     PAGES 4 THROUGH 11 OF THE PROSPECTUS.
                           __________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 (the "1997 10-KSB"); (b) the Company's current reports on Form 8-K filed on June 11, 1996, August 12, 1996, October 31, 1996, November 25, 1996 (as amended by a Form 8-K/A filed on November 26, 1996) and January 7, 1996; (c) all other reports filed with the Commission pursuant to Section 13 and 15(d) of the Exchange Act since March 31, 1997; and (d) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-A (File No. 000-28472) filed with the Commission pursuant to Section 12(g) of the Exchange Act on April 26, 1996, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not themselves specifically incorporated by reference in such documents). Written requests for such copies should be directed to Seth Halio, Controller, Digital Video Systems, Inc., 2710 Walsh Avenue, Santa Clara, California 95051. Telephone requests may be directed to Seth Halio at (408) 748-2100.

                                      2.

   Safe Harbor Statement under the Private Securities Litigation Reform Act
   ------------------------------------------------------------------------
                                   of 1995.
                                   -------

     In addition to historical information, this Prospectus contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited, those discussed below under "Risk Factors" and in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the 1997 10-KSB incorporated herein by reference, as well as other factors that are described in other documents the Company files from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                                  THE COMPANY

     The Company was founded in 1992 to develop, manufacture, and market digital video compression and decompression hardware and software for entertainment, business and education uses. The Company offers Video CD players, sub-assemblies and components for the consumer market, and interactive video engines and video-on-demand systems for the hospitality, entertainment, education and kiosk markets, and to a lesser extent, digital MPEG compression systems and sub-assemblies. The Company also is developing DVD products for home entertainment and computer markets.

     During the fiscal year ended March 31, 1997 ("fiscal 1997"), the Company completed its initial public offering (the "IPO") and a follow-on public offering, which generated aggregate net proceeds of approximately $43.7 million. These proceeds were used principally to repay $7 million of bridge notes and to fund the growth in the Company's operations and losses generated to date by those operations. It is anticipated that the remaining proceeds will be used to further expand the Company's operations, including its product development efforts, and may also be used to acquire complementary businesses or technologies or to enter into strategic alliances. Although the Company currently is pursuing such transactions, except as described below under "Recent Developments", it currently does not have any other agreements or commitments with respect to any proposed material acquisitions, joint ventures or other strategic alliances, and no assurances can be given that any such transactions will be consummated in the future.

     In October 1996, the Company acquired ViComp, a development stage company that designs integrated circuits for use in Video CD players and sub-assemblies. Pursuant to the acquisition, the Company issued 491,253 shares of its Common Stock for all the outstanding ViComp capital stock and granted options to certain ViComp shareholders exercisable for 189,557 shares of the Company's Common Stock. The transaction has been accounted for as a purchase and, accordingly, the initial purchase price and acquisition costs have been allocated to identifiable assets and liabilities, including in-process research and development of $1.8 million that was immediately expensed. The shares offered hereby were issued by the Company to the Selling Securityholders in connection with the acquisition by the Company of ViComp on October 17, 1996.

     The principal executive offices of the Company are located at 2710 Walsh Avenue, Santa Clara, California 95051. The Company's telephone number is (408) 748-2100.

                                      3.

                                  RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following considerations and risks in evaluating an investment in the Company.

     HISTORY OF LOSSES AND ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES. To date, the Company has incurred significant losses. At March 31, 1997 the Company had an accumulated deficit of approximately $20,297,000. The Company incurred operating losses of approximately $3,154,000 and $12,206,000 for the fiscal years ended December 31, 1995 and March 31, 1997, respectively. Such losses resulted principally from limited revenues from operations, price competition for the Company's products, including pricing strategies implemented in order to penetrate certain markets and significant costs associated with the development of the Company's technologies. The Company incurred losses in the fiscal quarter ended June 30, 1997 and expects to incur losses in the future until such time, if ever, as there is a substantial increase in product sales. There can be no assurance that sales of the Company's products will ever generate significant revenue, or that the Company will generate positive cash flow from its operations or attain or thereafter sustain profitability in any future period.

     UNCERTAINTY OF MARKET ACCEPTANCE OF VIDEO CDS; LACK OF ESTABLISHED MARKET FOR PRODUCTS. The Company's business is dependent on market acceptance of its digital video technology and the successful commercialization of products utilizing this technology. To date, demand for the Company's Video C D products has been principally in China and Taiwan, and there can be no assurance that demand in these countries will increase or that acceptance of Video CD products in any other countries, specifically the United States, will ever materialize. The Company's ability to successfully market its Video CD products and network video products will depend in part on the willingness of potential customers to incur the costs involved in purchasing Video CD players, which in turn will depend on the Company and others convincing potential customers of the benefits of digital video. The consumer market for Video CD players in the United States and other developed countries is generally not significant. The Company believes that this has been due in substantial part to the fact that few motion picture titles are available in a Video CD format in the United States and other developed countries and, consequently, few consumers in these markets have an incentive to purchase a Video CD player. Moreover, the recent introduction of DVD players in the United States and other developed countries is likely to create consumer digital video product demand in these markets for DVD players rather than Video CD players.

     Because a large market for consumer entertainment uses of the Video CD players does not exist in the United States and certain other developed countries, the Company has focused on commercial applications for Video CD in these markets. These commercial applications include a family of products ("Video Engines") which provide solutions for information displays and interactive kiosks. These Video Engines are similar to consumer Video CD players, but are adapted for commercial applications. There can be no assurance that significant sales of Video Engine products will ever materialize. Failure of the Company's products in general (and the Video CD player or player components in particular) to attain significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

     RISK OF PLANNED RAPID GROWTH. The Company plans to significantly expand its operations, which could place a significant strain on its limited personnel, financial and other resources. The Company's ability to manage this expansion will require significant expansion of its product development and marketing and sales capabilities and personnel. The Company is in the process of expanding its sales and marketing. There can be no assurance that the Company will be able to find qualified personnel to fill such sales and marketing positions or be able to successfully manage a broader sales and marketing organization. In addition, the contemplated sale and distribution of products to numerous licensees and subcontractors who will manufacture products incorporating the Company's products in diverse markets and the requirements of such manufacturers for design support will also place substantial demands on the Company's product development, quality control and sales functions. The failure of the Company's management to effectively expand or manage these functions consistent with any growth which may occur could have a materially adverse effect on the Company's business, financial condition and results of operations.

     RISKS ASSOCIATED WITH ACQUISITIONS AND JOINT VENTURES. An element of the Company's strategy is to pursue acquisitions and joint ventures that would complement its existing range of products, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. Such future acquisitions

                                      4.

or joint ventures by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Acquisitions and joint ventures entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no, or limited, prior experience, the potential loss of key employees of acquired organizations or joint ventures and the need to share managerial control of joint ventures with one or more joint venture partners. No assurance can be given as to the ability of the Company to successfully integrate any acquired business (including the DV Business), product, technology or personnel with the operations of the Company, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON LIMITED NUMBERS OF SUPPLIERS. The Company's products incorporate computer chips produced by C-Cube Microsystems Inc. ("C-Cube"). The Company has no contractual right to obtain any specified number of chips from C-Cube. Although C-Cube substantially increased its capacity to supply chips in April 1996, there can be no assurance that the Company's allocation will increase sufficiently to meet the Company's future needs. Should the Company's ability to obtain the requisite number of C-Cube chips be limited for any lengthy period of time or further impaired or if the cost of the C-Cube chips increases or if the C-Cube chip is only available to the Company at prices substantially higher than those paid by the Company's competitors for these chips or other functionally equivalent chips, the Company's ability to supply products to its customers on a competitive basis or at all could be materially and adversely affected. In addition, increases in the supply of chips may allow the Company's existing competitors to produce more competing products or encourage new competitors to produce Video CD products and may allow the Company's competitors to produce products at lower costs that those incurred by the Company.

     From time to time several of the Company's customers for its Video CD sub-assembly products have experienced difficulties in obtaining certain Video CD components from vendors. To the extent a significant customer of the Company cannot obtain sufficient quantities of components from vendors, such shortages could have a material adverse effect on the Company's business, financial condition and results of operations.

     RISKS OF VICOMP ACQUISITION. In October 1996, the Company acquired all of the outstanding capital stock of ViComp ("ViComp Acquisition") in exchange for 491,253 shares of the Company's common stock (the "Acquisition Shares"). ViComp is engaged in the design and development of integrated circuits to decode MPEG-1 signals. The Company anticipates that the ViComp MPEG-1 Chip (the "ViComp MPEG-1 Chip") under development by ViComp, which the Company plans to incorporate into certain of its products and which the Company may market to other manufacturers, will be available for production in commercial quantities prior to the end of calendar year 1997. Although ViComp has completed a substantial portion of the design and development work for the ViComp MPEG-1 Chip, there can be no assurance that it will be able to successfully complete development of this product. ViComp may experience significant delays due to, among other things, unexpected design problems, loss of key ViComp personnel or other factors in completing development of this chip. Further, if the costs to commercially produce the ViComp MPEG-1 Chip are higher than currently anticipated or if third parties develop MPEG-1 decoder chips that can be commercially produced at costs lower than the ViComp MPEG-1 Chip, the ViComp MPEG-1 Chip could be of limited or no value to the Company. ViComp has also conducted preliminary analysis in connection with potential new products, however, there can be no assurance that any additional products will be successfully developed by ViComp or that such products will be commercially viable. In order to produce any chips developed by ViComp, the Company will need to obtain sufficient foundry capacity and there can be no assurance that prior shortages of foundry capacity in the integrated circuit industry will not recur in the future. In addition, an increase in production by C-Cube or other chip makers could increase the Company's cost and difficulty of obtaining foundry capacity. These events could also have an adverse impact on the commercial viability of the Company's ViComp MPEG-1 Chip.

     It is the Company's intention ultimately to utilize the ViComp MPEG-1 Chip in certain of its products. However, there can be no assurance that development of this chip by ViComp will be successfully completed on a timely basis, if at all. The Company's inability to obtain a sufficient quantity of chips from one or more sources at a competitive cost would have a material adverse effect on the Company's business, financial condition and results of operations.

                                      5.

     ViComp was founded in August 1995 by Dr. Edmund Y. Sun, the Chairman of the Board and Chief Executive Officer of the Company, and James Kirkpatrick, Jr., who had previously been employed by C-Cube as its Vice President of Engineering and by Hyundai as a Vice President and the General Manager of its Digital Medical Division. Mr. Kirkpatrick served as ViComp's Chief Executive Officer prior to the ViComp Acquisition and is currently serving in a full-time capacity as ViComp's Chief Technical Officer. The success of ViComp's design and development work will be heavily dependent upon the efforts of Mr. Kirkpatrick. Although Mr. Kirkpatrick is currently employed by ViComp, the Company does not have an employment contract with Mr. Kirkpatrick, and the loss of his services could have a material adverse effect on the Company's business, financial condition and results of operations. Although certain of the ViComp engineers employed by the Company subsequent to the ViComp Acquisition have left, the Company is actively seeking replacements for such engineers and believes that it can replace them with new engineers or a combination of engineers currently employed by the Company and new engineers. However, there can be no assurance that the Company will be able to retain the services of such engineers. In addition, the departure of ViComp engineers may result in a slower rate of product development than might otherwise have occurred. The Company's failure to attract qualified replacements for the departed ViComp engineers could have a material adverse effect on the Company's business, financial condition and results of operations. Mr. Kirkpatrick is one of the Selling Securityholders in this offering. Dr. Sun received 281,520 of the Acquisition Shares in exchange for his shares of ViComp capital stock, all of which shares have been deposited in escrow (the "Sun Escrow Acquisition Shares"). A total of 140,760 of the Sun Escrow Acquisition Shares deposited into an escrow pursuant to the terms of the ViComp Acquisition will be cancelled in the event that ViComp fails to meet certain performance conditions. The other 140,760 of the Sun Escrow Acquisition Shares have been deposited in escrow in connection with the Company's follow-on public offering completed in November 1996, and will be subject to cancellation upon the same terms and conditions as the arrangement with respect to the escrow securities deposited into escrow by certain holders of the Company's securities in connection with the Company's IPO.

     The Company will incur a substantial non-cash charge to earnings at such time, if ever, that the conditions for the release of any or all of Dr. Sun's Escrow Acquisition Shares from escrow are satisfied, which would increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period or periods during which such securities are, or become possible of being, released from escrow (except that, with respect to the release of any of Dr. Sun's Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company may capitalize a portion of this amount and amortize it over future periods).

     RISKS OF INTERNATIONAL OPERATIONS. Sales outside the United States have accounted for a significant portion of the Company's revenues to date (with sales to China and Taiwan accounting for substantially all of the Company's product revenues in fiscal 1997), and the Company believes that foreign sales will continue to account for a significant portion of its future revenues. Moreover, the Company has been manufacturing Video CD players and Video Engine products at its Taiwan facility and has been utilizing subcontractors in China to produce Video CD sub-assemblies. The Company intends to shift assembly of Video CD and Video Engine products to China to reduce manufacturing costs. However, there can be no assurance that the Company will be effective in establishing the necessary arrangements for production of these products in China. In addition, the Company may establish manufacturing operations in other countries to meet local demand for its products in those markets when, if ever, such demand develops.

     The Company will be subject to all of the risks inherent in international operations in connection with its foreign operations, including work stoppages, transportation delays and interruptions, political instability in, or conflict between, countries in which the Company is doing business, such as Taiwan and China, foreign currency fluctuations, economic disruptions, expropriation, the imposition of tariffs and import and export controls, the payment of significant customs duties to deliver products into markets such as China where the smuggling of competing products into such markets without the payment of duties may be widespread, changes in governmental policies (including United States trade policy toward certain countries such as China and Japan) and other factors which could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the Company's markets may be adversely affected by the political environment in China. The Company will also be subject to the burdens of complying with a wide variety of foreign laws and regulations. These international trade factors may, under certain circumstances, materially and adversely impact demand for the Company's products or the Company's ability to deliver its products in a timely manner, which in turn may have an adverse impact on the Company's relationships with its customers. In order to manufacture or market its products in foreign countries such as China, the Company may be required or deem it advisable to conduct these operations through joint ventures with local partners, which could expose the Company to various risks, including potentially reduced profitability of these operations for the Company and the need to share management control with such local partners. The Company's success will depend in part upon its ability to manage international marketing and sales operations and manufacturing relationships, which are generally more complex than domestic marketing and sales operations or manufacturing relationships.

                                      6.

     Should the Company substantially increase its product sales in China or other countries, the Company anticipates that it will be required to significantly increase the amount of credit it extends to purchasers in these markets. The Company has had only limited experience in extending credit to foreign customers and will encounter increased risks in extending credit to new customers in these markets, including the creditworthiness of such customers and the difficulty of collecting accounts receivable in these countries. While the Company sells certain of its products in international markets and buys limited quantities of certain items incorporated into its products in currencies other than the U.S. dollar, the Company does not currently hedge its exposure to foreign currency fluctuations. As a result, currency fluctuations could have a material adverse effect on the Company's business and results of operations. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, the Company's products relative to competitive products priced in the local currency.

     EFFECT OF TRADE DISPUTES. The United States has had disputes with China relating to trade and human rights issues and has considered trade sanctions against China and Japan. If trade sanctions were imposed, China or Japan could enact trade sanctions in response. Because a number of the Company's current and prospective customers and suppliers of items incorporated into its products are located in China, Taiwan or Japan, trade sanctions, if imposed, could have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries, such as China and Taiwan, could affect the Company's ability to import and export products and have a material adverse effect on the Company's ability to manufacture or to sell its products in foreign markets. In addition, recent efforts by China to limit certain ongoing practices, such as the pirating of Video CD titles, may increase the cost of such titles and result in a substantial decrease in demand in that country for the Company's Video CD products, including the Video CD player.

     RAPID TECHNOLOGICAL CHANGE AND OBSOLESCENCE; RISKS ASSOCIATED WITH PRODUCT DEVELOPMENT INTRODUCTIONS AND ANNOUNCEMENTS. The markets for the Company's products are characterized by evolving industry standards, rapid technological advances resulting in short product life cycles, price reductions, significant price/performance improvements and frequent new product introductions. The Company's future success will depend at least in part upon its ability to enhance its existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards on a timely basis. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. In addition, from time to time, the Company or others may announce products, features or technologies that have the potential to shorten the life cycle of or replace the Company's then existing products, including the Company's products that only use the MPEG-1 format. Such announcements could cause customers to defer the decision to buy or determine not to buy the Company's products or cause the Company's distributors to seek to return products to the Company, any of which could cause the Company to write down some or all of its inventory. Any such writedown could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has from time to time experienced delays in introducing new products and product enhancements, and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future. The Company will be required to continue to invest in research and development to attempt to maintain and enhance its existing technologies, and there can be no assurance that it will have the funds available at such time as it will be necessary to do so. Furthermore, products such as those offered by the Company may contain defects when they are first introduced or as new or enhanced versions are released. The Company has in the past discovered defects in certain of its new products, such as the karaoke jukebox, and in certain of its product enhancements. These defects have required correction by the Company, thereby resulting in delays in the marketing of such products or product enhancements. There can be no assurance that, despite significant quality control testing by the Company, defects will not be found in new products and product enhancements after commencement of commercial shipments, resulting in delays in or loss of market acceptance.

     UNCERTAINTY OF MARKET ACCEPTANCE OF DVDS; LACK OF ESTABLISHED MARKET FOR PRODUCTS. In March 1997, the next-generation CD product, known as DVD, began selling in the Unites States in its home-video format. A product for computer applications, known as the DVD-ROM has recently entered the market as well. The Company believes a number of factors should contribute to the long-term success of the DVD player. These factors include:

                                      7.

the movie industry's endorsement; the computer industry's demand; a unified product standard; and the general movement towards digital technology.

     While the Company's research and development activities have included products incorporating MPEG-2 standards, substantially all of the Company's current products are in the MPEG-1 format. The Company recently has begun the development of DVD products for the home entertainment, business and computer markets. It is anticipated that these products, if and when successfully developed, will be marketed to original equipment manufacturers on a proprietary basis and will be available in both consumer and commercial products. The Company may have less experience with the new DVD format than other companies and could be slower than its competitors in developing products for this or any other new format. Accordingly, there can be no assurance that the Company will be able to compete effectively in the market for video products using the new format or any different format.

     Moreover, there can be no assurances that the DVD market will become a significant one. Further, the competition for DVD consumer players and computer devices is expected to be intense. Among the factors which may limit widespread adoption of the current DVD player are the inability of current models to record, the limited number of software titles currently available, the relative high current retail price, and remaining unresolved technical issues, including certain issues with respect to copyright protection. Potential customers for the Company's products utilizing the DVD format may be deterred from purchasing such products due to the possibility that such products may become obsolete (as was the case with beta video cassettes). Should this occur, demand for the Company's products could be adversely affected.

     DEPENDENCE ON KEY PERSONNEL AND NEED FOR ADDITIONAL MANAGEMENT PERSONNEL. The Company's success to date has depended in large part on the skills and efforts of Dr. Edmund Y. Sun, the Company's Chairman, Chief Executive Officer and founder and, to a lesser extent, Thomas R. Parkinson, the Company's President, James A. Munro, the Company's Director of Engineering, Ed Martini, the Company's Project Manager for Network Video and Robert B. Pfannkuch, the Company's former President. Mr. Pfannkuch ended his service as President in April 1997 upon the hiring of Mr. Parkinson but continues to serve on the Company's board of directors. The Company's success also depends to a significant extent on the performance and continued service of certain other key employees. The Company is seeking other personnel to complete its management team in connection with the Company's proposed expansion of its operations. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that the Company will be successful in recruiting new personnel or in retaining any of its existing personnel. The Company may experience increased costs in order to retain and attract skilled employees. In addition, other than employment agreements with Dr. Sun and Mr. Parkinson, the Company does not have employment contracts with any of its employees. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION. The Company's products compete with products marketed by other manufacturers of Video CD players, subassemblies and components as well as with alternative methods of displaying audio and video such as video cassette players, laser discs, multimedia computers and game machines, as well as with other companies' products that use similar technologies. The large video entertainment markets of the United States and other industrial nations are currently served primarily by VHS video cassettes and laser discs, and there can be no assurance that Video CDs and newer DVD formats will be able to effectively compete for these markets in the future. Should a significant market for DVD develop, many of the major electronics manufacturers are expected to compete for this market. Most of the Company's competitors and potential competitors are substantially larger in size and have far greater financial, technical, marketing, customer service and other resources than the Company. Certain of the Company's potential competitors may have technological capabilities or other resources that would allow them to develop alternative products which could compete with the Company's products.

     Potential competitors may begin operations or expand their existing operations into the Company's proposed markets before the Company is able to successfully market its products. The Company's ability to effectively compete may be adversely affected by the ability of these competitors to offer their products at lower prices than the price of the Company's products and to devote greater resources to the sales and marketing of their products than are available to the Company. Competition in the Video CD market generally occurs on the basis of price and features. There can be no assurance that the Company can offer its customers products that are as competitively

                                      8.

priced or as feature rich as its larger competitors. Moreover, manufacturers of Video CD player sub-assemblies and components have substantially reduced the selling prices of these items and further reductions in those prices can be expected, which will require the Company to reduce its production costs in order to remain competitive in the Video CD player, sub-assembly and component markets. Although the Company has been reducing its costs of production for these products, there can be no assurance that it will be able to remain competitive or that its operations will not be materially adversely affected should competitors substantially reduce their prices in the future. Several companies have announced their intention to introduce MPEG-1 decoder chips into the Video CD market, including Sony and Toshiba. Any increases in the supply of chips may allow the Company's existing competitors to produce more competing products or encourage new competitors to produce Video CD products. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect the Company's business. Competition in the electronics industry also extends to attracting and retaining qualified technical and marketing personnel, and there can be no assurance that the Company will be successful in attracting and retaining such qualified personnel.

     DEPENDENCE ON NONAFFILIATED AND FOREIGN MANUFACTURERS. The Company primarily relies on subcon tractors and licensees (most of whom have been or are expected to be located in China or Taiwan) to manufacture its products or products incorporating the Company's products. None of these manufacturers are contractually obligated to meet the long-term production requirements of the Company. There can be no assurance that the Company will be successful in entering into any such future manufacturing arrangements with third parties on terms acceptable to the Company, or at all. The Company's arrangements with manufacturers in China or elsewhere may not prevent these manufacturers from entering into similar arrangements with competitors of the Company or competing directly with the Company. The Company's reliance on third parties for manufacturing components of its products reduces the Company's control over the manufacture of its products and makes the Company sub stantially dependent upon such third parties to deliver its products in a timely manner, with satisfactory quality controls and on a competitive basis. On several occasions, the Company has had a number of its products manu factured in Taiwan returned to it by customers due to quality control problems. There can be no assurance that the Company will not experience quality control problems or require product recalls in the future in its foreign manu facturing operations that could have a material adverse effect on the Company's business, financial condition and results of operations. Further, foreign manufacturing is subject to a number of risks inherent in foreign operations, including risks associated with the availability of and time required for the transportation of products from such foreign countries and increased risks of theft by personnel of source codes and other proprietary product information in countries where intellectual property is not well protected by law. To the extent the Company ultimately determines to undertake commercial scale manufacturing, if ever, it will require substantial additional personnel and financial resources.

     LIMITED SALES AND MARKETING EXPERIENCE. The Company's operating results will depend to a large extent on its ability to successfully sell and market its Video CD products and network video products (and DVD products when it develops them). The Company currently has limited marketing capabilities and needs to hire additional sales and marketing personnel. There can be no assurance that the Company will be able to recruit, train or retain qualified personnel to market and sell its products or that it will develop a successful sales and marketing strategy. The Company also has very limited marketing experience.There can be no assurance that any marketing efforts undertaken by the Company will be successful or will result in any significant sales of its products.

     RISKS OF LIMITED PROTECTION FOR COMPANY'S INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND INFRINGEMENT OF THIRD PARTIES' RIGHTS. The Company regards its products as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company does not possess any patent or other intellectual property rights which would limit competition against it (including with respect to the ViComp MPEG-1 Chip), but has applied for patent protection in the United States and certain other countries covering certain of the technologies that relate to its network video systems. There are few barriers to entry into the market for the Company's products, and there can be no assurance that any patents applied for by the Company will be granted for any of these technologies or that the scope of any patent claims allowed will be sufficiently broad to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, many of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company distributes its products in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights

                                      9.

may be ineffective in such countries, and software developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Software piracy and ineffective legal protection of the Company's software in foreign jurisdictions may cause substantial losses of sales by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can also be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, including without limitation, the ViComp MPEG-1 Chip or any other future products developed by ViComp. If infringement is alleged, the Company could be required to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company.

     The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel.

     CONTROL BY INSIDERS. The Company's directors and officers, together with Hyundai (a principal shareholder of the Company), beneficially own shares of the Company's capital stock representing in excess of 50% of the total voting power of the Company. Accordingly, it is likely that they will continue to be able to elect at least a majority of the Company's directors and thereby direct the policies of the Company for the foreseeable future.

     CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROWED SECURITIES. In the event that certain shares of Common Stock and certain options to purchase Common Stock which were deposited into an escrow in connection with the IPO ("Escrow Securities") owned by securityholders of the Company who are officers, directors, consultants or employees of the Company, or 140,760 of the Escrow Acquisition Shares owned by Dr. Edmund Y. Sun that have been escrowed in connection with the Company's follow-on offering are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings or stock price thresholds required for the release of the Escrow Securities and the foregoing Escrow Acquisition Shares owned by Dr. Sun, the release will be treated, for financial reporting purposes, as expense of the Company. In the event that the 140,760 of the Escrow Acquisition Shares owned by Dr. Sun that have been escrowed in connection with the ViComp Acquisition are released from escrow, the Company will record additional purchase price for the ViComp Acquisition at the time of such release, which will either be (i) expensed at that time or (ii) capitalized and amortized over future periods. Accordingly, the Company will, in the event of the release of the Escrow Securities or Dr. Sun's Escrow Acquisition Shares escrowed in connection with the Company's follow-on offering, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. In the event of the release of Dr. Sun's Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company will either recognize such charge during the period that the conditions for such release are met or recognize such charge over future periods. The amount of those charges will be equal to the aggregate market price of such Escrow Securities or Escrow Acquisition Shares at the time of release from escrow. Although the amount of expense recognized by the Company will not affect the Company's total shareholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities.

     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. The Company previously has issued or granted warrants and stock options, some of which are currently exercisable, for a substantial number of shares of the Company's common stock. Holders of such options and warrants may exercise them at a time when the Company would other wise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, while these options and warrants are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. If the trading price of the Company's common stock at the time of exercise of any such options or warrants exceeds the exercise price, as the Company anticipates it will, such exercise will have a dilutive effect on the Company's shareholders.

     POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000

                                      10.

shares of Preferred Stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock. In addition, the agreement governing the Escrow Securities contains certain procedures that may make a possible takeover of the Company more difficult.

     POSSIBLE VOLATILITY OF PRICE OF SECURITIES. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology in the entertainment industry may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.

     NO DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception. The Company has no current plans to pay dividends on its Common Stock and intends to retain earnings, if any, for working capital purposes.

     LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW. Pursuant to the Company's Amended and Restated Certificate of Incorporation, and as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for dividend payments or stock repurchases illegal under Delaware law; or (iv) for any transaction in which a director has derived an improper personal benefit.

     POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION OF D.H. BLAIR INVESTMENT BANKING CORP. AND D.H. BLAIR & CO. The Commission is conducting an investigation concerning various business activities of D.H. Blair Investment Banking Corp., the underwriter of the IPO and follow-on offering ("D.H. Blair"), and D.H. Blair & Co., Inc., the parent of D.H. Blair ("Blair & Co."). The investigation appears to be broad in scope, involving numerous aspects of D.H. Blair and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by D.H. Blair or Blair & Co., or in which D.H. Blair or Blair & Co. made over-the counter markets, persons associated with D.H. Blair or Blair & Co., such issuers and other persons. The Company has been advised by D.H. Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. D.H. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against D.H. Blair or Blair & Co. or, if so, whether any such action might have an adverse effect on D.H. Blair or the securities offered hereby. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could adversely affect the liquidity or price of such securities.

                              RECENT DEVELOPMENTS

     On July 25, 1997, the Company entered into an agreement with Arris Interactive L.L.C. ("Arris") to acquire substantially all of the assets of the Digital Video division of Arris (the "DV Business") for a combination of cash, 600,000 shares of the Company's common stock, and additional cash consideration to be based on the future revenues of the DV Business. The DV Business designs, manufactures and distributes MPEG-2 decoding, switching, streaming and multiplexing solutions that deliver advanced video systems like digital ad insertion and near video on demand to subscribers. Consummation of the transaction is subject to the parties satisfying customary conditions to closing, including a satisfactory due diligence review of the DV Business by the Company. There can be no assurance that the Company will be able to complete the acquisition of the DV Business.

                                      11.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale by the Selling Securityholders of any of the shares of Common Stock offered hereby. The Company will pay all of the costs of this offering, excluding any brokerage fees paid by the Selling Securityholders.


                            SELLING SECURITYHOLDERS

     The following table lists the Selling Securityholders, the number of shares of Common Stock beneficially owned by each such Selling Securityholder as of the date of this Prospectus, the number of shares offered by them pursuant to this Prospectus, and the number of shares of Common Stock beneficially owned by each Selling Securityholder after the completion of this offering. The shares listed under the caption "Number of Shares of Common Stock Being Offered" refers to the shares of Common Stock owned by such Selling Securityholder that are included in this Prospectus. All shares of Common Stock listed under the caption "Number of Shares of Common Stock Being Offered" may be sold pursuant to this Prospectus. The Company believes that the Selling Securityholders own no securities of the Company other than as listed in the table.

                                   SHARES OF                          AFTER OFFERING(1)(2)
                                 COMMON STOCK      NUMBER OF     --------------------------
                                 BENEFICIALLY       SHARES        SHARES OF
                                  OWNED AS OF      OF COMMON     COMMON STOCK
                                  THE DATE OF        STOCK       BENEFICIALLY
                                 PROSPECTUS(1)   BEING OFFERED      OWNED          PERCENT
                                 -------------   -------------   -------------   ----------
James W. Kirkpatrick, Jr.(3)          9,384           9,384                0           0
Kirkpatrick Family Trust             83,284          83,284                0           0
Fen-Yu Su                             1,172           1,172                0           0
Dr. Michael R. Mruzik(4)             24,398          24,398                0           0
Frances Hung(4)                      11,965          11,965                0           0
Dr. Edmund Y. Sun                 7,822,418(5)      281,520        7,540,898        39.5
Lish Chen(4)                         46,920          46,920                0           0
Mihailo Stojancic(4)                 20,645          20,645                0           0
Tai Sato(4)                          11,965          11,965                0           0

________________________________
*  less than 1%.

(1) Pursuant to the rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire ownership of such security within 60 days.
(2) The table assumes that the Selling Securityholders will dispose of all shares of Common Stock owned by them or issuable to them that are being registered for sale by this Prospectus.
(3) Mr. Kirkpatrick is the Chief Technical Officer of ViComp. Does not include 83,284 shares owned by the Kirkpatrick Family Trust of which Mr. Kirkpatrick is a trustee. All of the shares offered by Mr. Kirkpatrick have been placed in escrow pursuant to an escrow agreement, with American Stock Transfer & Trust Company as escrow agent. All or a portion of such shares are subject to forfeiture in the event the Company incurs certain losses in connection with the ViComp Acquisition. The escrowed shares may not be assigned, transferred or otherwise disposed of prior to the earlier of (i) June 30, 1998 or (ii) the date that the Company's annual report on Form 10-K for the year ending March 31, 1998 is filed with the Commission.
(4) Ten percent of the shares offered by such Selling Securityholder have been placed in escrow pursuant to an escrow agreement, with American Stock Transfer & Trust Company as escrow agent. All or a portion of such shares are subject to forfeiture in the event the Company incurs certain losses in connection with the ViComp Acquisition. The escrowed shares may not be assigned, transferred or otherwise disposed of prior to the earlier of (i) June 30, 1998 or (ii) the date that the Company's annual report on Form 10-K for the year ending March 31, 1998 is filed with the Commission.
(5) Includes 281,520 shares of Common Stock acquired by Dr. Sun in the ViComp Acquisition, all of which have been deposited in escrow and are subject to cancellation in certain circumstances. Also includes 280,334 shares owned by Dr. Sun's sons and 21,564 shares owned by Dr. Sun's sister.

                                      12.

                             PLAN OF DISTRIBUTION

     The Selling Securityholders may sell, directly or through brokers, the shares of Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling securityholders" in this offering. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Securityholders. Pursuant to the terms under which the shares of Common Stock were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Selling Securityholders may incur under the Securities Act.

     Each Selling Securityholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Common Stock, other than fees of counsel (if any) for the Selling Securityholders and any discounts or commissions payable with respect to sales of such securities.

     From time to time this Prospectus may be supplemented or amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.

     Pursuant to the terms of the registration rights agreement signed in connection with the ViComp Acquisition, the Company is required to keep this Registration Statement effective for a period of 180 days following the date on which this Registration Statement is declared effective.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. Joseph F. Troy, a member of Troy & Gould Professional Corporation, is a director of the Company and holds options to purchase 136,608 shares of Common Stock at $3.50 per share. In addition, members of Troy & Gould own 700 of the Company's Class B Warrants.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference and in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     13.

================================================================================

         No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                                _______________


                               TABLE OF CONTENTS

                               Page
                               ----
Available Information......      2
Incorporation of Certain...
  Documents by Reference...      2
The Company................      3
Risk Factors                     4
Use of Proceeds............     12
Selling Securityholders....     12
Plan of Distribution.......     12
Legal Matters..............     13
Experts                         13

================================================================================



                         491,253 Shares of Common Stock



                          DIGITAL VIDEO SYSTEMS, INC.



                                  ____________

                                   PROSPECTUS
                                  ____________



                                ____________, 1997



================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

       SEC registration fee...................................       $   465
       Accounting fees and expenses...........................        10,000
       Legal fees and expenses................................        25,000
       Printing expenses......................................         1,500
       Miscellaneous..........................................           500
                                                                     -------
          Total...............................................       $37,465
                                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent not prohibited by Delaware law.

       The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its shareholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

       The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

                                      (i)

ITEM 16.  EXHIBITS

       The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:

 Exhibit
   No.                                   Exhibit Description
   ---                                   -------------------
    4.1      Form of Common Stock certificate.(1)
    5.1      Opinion of Troy & Gould Professional Corporation.
   23.1      Consent of Ernst & Young LLP.
   23.2      Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).
   24.1      Power of Attorney (contained in Part II).
-----------------

(1) Incorporated by reference from Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration No. 333-2228), as filed with the Commission on May 8, 1996.


ITEM 17.  UNDERTAKINGS

       (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (b)     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating

                                     (ii)
to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     (iii)

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on July 28, 1997.


                            DIGITAL VIDEO SYSTEMS, INC.



                            By /s/ Dr. Edmund Y. Sun
                               -------------------------------------------------
                               Dr. Edmund Y. Sun
                               Chairman of the Board and Chief Executive Officer


                               POWER OF ATTORNEY


       The officers and directors of Digital Video Systems, Inc., whose signatures appear below, hereby constitute and appoint Dr. Edmund Y. Sun and Thomas R. Parkinson, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this Registration Statement of Digital Video Systems, Inc. on Form S-3. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

       Signature                    Title                           Date
       ---------                    -----                           ----

/s/ Dr. Edmund Y. Sun       Chairman of the Board and           July 28, 1997
-------------------------   Chief Executive Officer
Dr. Edmund Y. Sun           (Principal Executive Officer)


/s/ Robert B. Pfannkuch     Director                            July 28, 1997
-------------------------
Robert B. Pfannkuch


                            Director
-------------------------
Philip B. Smith


                            Director
-------------------------
Janis P. Gemignani


/s/ Joseph F. Troy          Director                            July 28, 1997
-------------------------
Joseph F. Troy

/s/ Sanford Sigoloff        Director                            July 28, 1997
-------------------------
Sanford Sigoloff


                            Director
-------------------------
Sung Hee Lee


/s/ Thomas R. Parkinson     President, Chief Operating Officer  July 28,1997
-------------------------   and Principal Financial Officer
Thomas R. Parkinson


/s/ Seth Halio              Controller                          July 28, 1997
-------------------------
Seth Halio

                                 EXHIBIT LIST

 Exhibit
   No.                                       Description
   ---                                       -----------
   4.1       Form of Common Stock certificate.(1)
   5.1       Opinion of Troy & Gould Professional Corporation.
  23.1       Consent of Ernest & Young LLP.
  23.2       Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).
  24.1       Power of Attorney (contained in Part II).
-------------------

(1) Incorporated by reference from Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration No. 333-2228), as filed with the Commission on May 8, 1996.

                                 EXHIBIT INDEX

 Exhibit
   No.                                       Description
   ---                                       -----------
   4.1       Form of Common Stock certificate.(1)
   5.1       Opinion of Troy & Gould Professional Corporation.
  23.1       Consent of Ernest & Young LLP.
  23.2       Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).
  24.1       Power of Attorney (contained in Part II).
-------------------

(1) Incorporated by reference from Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration No. 333-2228), as filed with the Commission on May 8, 1996.